Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Announces Interest Payment Made on its Senior Notes and Entering Into Limited Waiver on its Credit Facility with First Lien Lenders

Houston – October 26, 2016 - (GLOBE NEWSWIRE) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it made the approximate $15 million semi-annual interest payment on its 7.875% Senior Notes due 2020 (the “Notes”). In addition, the Company entered into a Limited Waiver and Eleventh Amendment (the “Waiver and Eleventh Amendment”) to its reserve-based credit facility with the lenders thereto (the “First Lien Lenders”). Pursuant to the Waiver and Eleventh Amendment, Vanguard’s First Lien Lenders waived the covenant requiring the Company to maintain liquidity in excess of $50 million as a condition to making the current semi-annual interest payment on the Notes and the approximately $2.1 million semi-annual interest payment due on December 1, 2016 on the Company’s 8 3/8% Senior Notes due 2019.

The Company has monetized certain of its outstanding commodity price hedge agreements and as a condition to the Waiver and Eleventh Amendment used the proceeds first to prepay the First Lien Lenders the two remaining deficiency payments under the borrowing base redetermination in May 2016 of $29.3 million as well as prepay the first anticipated deficiency payment of $37.5 million under the new expected borrowing base redetermination. The Company expects that the semi-annual borrowing base redetermination will be completed by the First Lien Lenders on November 3, 2016 with an anticipated decrease to the borrowing base from $1.325 billion to $1.1 billion. The Company intends to repay the remaining borrowing base deficiency of $187.5 million in five equal monthly installments of $37.5 million beginning in January 2017.

Mr. Richard A. Robert, Executive Vice President and CFO, commented, “While these events don’t represent a solution to our bank debt or liquidity issues, they do provide the Company additional time to continue our efforts to obtain alternative financing and/or monetize certain assets.”

About Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas,

the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.
Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC
Vanguard Natural Resources, LLC
Lisa Godfrey, (832) 327-2234
Director, Investor Relations
investorrelations@vnrllc.com